SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

ASTA FUNDING, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ASTA FUNDING, INC.
210 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders (the “Meeting”) of Asta Funding, Inc. (the “Company”) to be held at the Crowne Plaza Englewood, 401 South Van Brunt Street, Englewood, New Jersey, on Wednesday, January 19, 2011, at 11:00 a.m.

The enclosed Notice of Meeting and the accompanying Proxy Statement describe the business to be conducted at the Meeting. I also enclose a copy of the Company’s 2010 Annual Report on Form 10-K, which contains certain information regarding the Company and its financial results for the fiscal year ended September 30, 2010.

It is important that your shares of common stock be represented and voted at the Meeting. Accordingly, regardless of whether you plan to attend the Meeting in person, please complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States. Even if you return a signed proxy card, you may still attend the Meeting and vote your shares in person. Every stockholder’s vote is important, whether you own a few shares or many.

I look forward to seeing you at the Meeting.

Sincerely,

Gary Stern
Chairman, President and Chief Executive Officer

Dated: December 17, 2010

ASTA FUNDING, INC
210 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
January 19, 2011

The Annual Meeting of Stockholders (the “Meeting”) of Asta Funding, Inc. (the “Company”) will be held at the Crowne Plaza Englewood, 401 South Van Brunt Street, Englewood, New Jersey, on Wednesday, January 19, 2011, at 11:00 a.m. to consider and act upon the following:

1. The election of seven directors.

2. The ratification of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ended September 30, 2011.

3. The transaction of such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Only holders of record of the Company’s common stock, par value $.01 per share, at the close of business on December 14, 2010 will be entitled to vote at the Meeting. A complete list of those stockholders will be open to examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours at the Company’s executive offices at 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, for a period of ten days prior to the Meeting.

By Order of the Board of Directors

Robert J. Michel,
Chief Financial Officer and Secretary

Dated: December 17, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, MANAGEMENT URGES YOU TO COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

ASTA FUNDING, INC.
210 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
ANNUAL MEETING OF STOCKHOLDERS
January 19, 2011

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Asta Funding, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held at the Crowne Plaza Englewood, 401 South Van Brunt Street, Englewood, New Jersey on Wednesday, January 19, 2011, at 11:00 a.m., and at any adjournments or postponements thereof (the “Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A stockholder giving a proxy has the right to revoke it by giving written notice of such revocation to the Secretary of the Company at any time before it is voted, by submitting to the Company a duly-executed, later-dated proxy, or by voting the shares subject to such proxy by written ballot at the Meeting. The presence at the Meeting of a stockholder who has given a proxy does not revoke such proxy unless such stockholder files the aforementioned notice of revocation or votes by written ballot.

This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about December 17, 2010. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the proxy. The Board of Directors recommends a vote “FOR” the proposals listed. If no directions are given by the person(s) executing this Proxy, the shares will be voted in favor of the listed proposals — the election of management’s nominees to the Board of Directors and the ratification of the independent registered public accounting firm.

The solicitation of proxies may be made by directors, officers and regular employees of the Company or any of its subsidiaries by mail, telephone, facsimile or e-mail or in person without additional compensation payable with respect thereto. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing. All costs relating to the solicitation of proxies will be borne by us.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on January 19, 2011. This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including financial statements, are available on the internet at http://www.proxydocs.com/asfi. Under the rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the internet.

VOTING AT THE MEETING

Who Can Vote

Only stockholders of record at the close of business on December 14, 2010, the record date, are entitled to notice of and to vote at the Meeting, and at any postponement(s) or adjournment(s) thereof. As of the record date, 14,600,423 shares of our common stock, $0.01 par value per share (“Common Stock”), were issued and outstanding. Holders of our Common Stock are entitled to one vote per share for each proposal presented at the Meeting.

How to Vote; How Proxies Work

Our Board of Directors is asking for your proxy. Whether or not you plan to attend the Meeting, we urge you to vote by proxy. Please complete, date and sign the enclosed proxy card and return it at your earliest convenience. The cost of soliciting proxies will be borne by us including expenses in connection with the preparation and mailing of the proxy statement, form of proxy and any other material furnished to the stockholders by us in connection with the

Meeting. In addition to the solicitation of proxies by mail, our employees may also solicit proxies by telephone or personal contact. These employees will not receive any special compensation in connection therewith. Our Annual Report on Form 10-K for the year ended September 30, 2010, which includes our consolidated financial statements, is being mailed to stockholders together with these proxy materials on or about December 17, 2010.

Any proxy not specifying to the contrary, and not designated as broker non-votes as described below, will be voted:

•	FOR the election of the directors; and

•	FOR the ratification of the selection of Grant Thornton LLP as our independent auditor for the 2011 fiscal year.

Should any matters not described above be properly presented at the Meeting, the persons named in the proxy form will vote in accordance with their judgment. The proxy form authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the Meeting or any adjournment(s), postponement(s), or continuation(s) thereof.

What Constitutes a Quorum

The presence at the Meeting in person or by proxy of holders of outstanding common stock entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum.

What Vote is Required

Directors are elected by a plurality of the votes cast with a quorum present. The seven persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Meeting will be elected directors of the Company. The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the Meeting and entitled to vote is required to approve the ratification of the selection of Grant Thornton LLP as our independent auditor for the 2011 fiscal year.

How Abstentions and Broker Non-Votes Are Treated

Abstentions will be counted as shares that are present for purposes of determining a quorum. For the election of directors, abstentions are excluded entirely from the vote and do not have any effect on the outcome. For the proposal to ratify the selection of Grant Thornton LLP as our independent auditor, abstentions will be treated as being present and entitled to vote at the Meeting and, therefore, will have the effect of votes against such proposal.

Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not have discretionary voting power on a matter and has not received instructions from the beneficial owner. Broker non-votes are included in the determination of the number of shares represented at the Meeting for purposes of determining whether a quorum is present. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters such as Proposal One Shares subject to a broker non-vote will not be considered entitled to vote with respect to Proposal One and will not affect the outcome of Proposal One. Please note that the rules regarding how brokers may vote your shares have recently changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

For the selection of the auditor, broker non-votes will have no effect on the outcome.

How to Revoke

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Meeting. A stockholder who attends the Meeting need not revoke the proxy and vote in person unless he or she wishes to do so. The mere presence at the Meeting of the person appointing a proxy does not, however, revoke the appointment. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of December 10, 2010 with respect to beneficial ownership of our Common Stock by (i) each director and executive officer acting in the capacity as such on December 10, 2010, including any person holding the position of CEO or CFO at any time during the fiscal year of 2010, (ii) each person known by us to own beneficially more than five percent of our outstanding Common Stock, and (iii) all directors and executive officers as a group. This table has been prepared based on 14,600,423 shares of Common Stock outstanding on December 10, 2010. Unless otherwise indicated, the address of each such person is c/o Asta Funding, Inc., 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Amount and
	Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership		Percentage(1)

Arthur Stern	664,350	(2)	4.5%
Gary Stern	1,535,987	(3)	10.3%
Robert J. Michel	26,093	(4)	*
Mary Curtin	26,335	(5)	*
Seth Berman	16,767	(6)	*
Herman Badillo	62,667	(7)	*
120 Broadway New York, NY 10271
Edward Celano	43,001	(8)	*
2115 Scotch Gamble Road Scotch Plains, NJ
Harvey Leibowitz	98,667	(9)	*
211 West 56th Street, Suite 20C New York, NY 10019
David Slackman	77,501	(10)	*
100 Mozart Court Eastport, NY 11941
Louis A. Piccolo	52,436	(11)	*
350 West 50th Street New York, NY 10019
Asta Group, Incorporated	842,000	(12)	5.8%
Barbara Marburger	349,775	(13)	2.4%
9 Locust Hollow Road Monsey, NY 10952
Judith R. Feder	1,565,000	(14)	10.7%
928 East 10th Street Brooklyn, NY 11230
Stern Family Investors LLC	692,000	(15)	4.7%
928 East 10th Street Brooklyn, NY 11230
GMS Family Investors LLC	862,000	(16)	5.9%
928 East 10th Street Brooklyn, NY 11230
Peters MacGregor Capital Management Pty Ltd	1,980,010	(17)	13.6%
P.O. Box 107 Spring Hill Old 4004 Australia
All executive officers and directors as a group (10 persons)	2,603,803	(18)	16.9%

*	Less than 1%

(1)	Any shares of common stock that any person named above has the right to acquire within 60 days of December 10, 2010, are deemed to be outstanding for purposes of calculating the ownership percentage of such person, but are not deemed to be outstanding for purposes of calculating the beneficial ownership percentage of any other person not named in the table above.

(2)	Includes 202,667 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 10, 2010, and 214,599 shares of common stock owned by Asta Group, Incorporated, which shares are attributable to Arthur Stern based on his percentage ownership of Asta Group. Excludes 349,460 shares owned by Stern Family Investors LLC which shares are attributable to Arthur Stern based on his percentage ownership of such LLC and 948 shares owned by GMS Family Investors LLC which shares are attributable to Arthur Stern based on his percentage ownership of such LLC. Arthur Stern does not have voting or investment power with respect to any of the shares held by either LLC and disclaims beneficial ownership of the shares owned by the LLCs. Excludes 8,333 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of December 10, 2010.

(3)	Includes 286,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 10, 2010, 196,656 shares of common stock owned by Gary Stern as custodian for his minor child and 285,607 shares of common stock owned by Asta Group, which shares are attributable to Gary Stern based on his percentage ownership of Asta Group. Excludes 684,945 shares owned by GMS Family Investors LLC which shares are attributable to Gary Stern based on his percentage ownership of such LLC. Gary Stern does not have voting or investment power with respect to any of the shares held by the LLC and disclaims beneficial ownership of the shares owned by the LLC. Also excludes 196,656 shares of common stock held by one of Mr. Stern’s children who is no longer a minor and for which he disclaims beneficial ownership.

(4)	Includes 16,667 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 10, 2010. Excludes 8,333 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of December 10, 2010.

(5)	Includes 20,001 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 10, 2010. Excludes 8,333 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of December 10, 2010.

(6)	Includes 16,767 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 10, 2010. Excludes 8,333 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of December 10, 2010. Mr. Berman, General Counsel of the Company, was named an executive officer on December 15, 2010.

(7)	Includes 54,667 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 10, 2010. Excludes 8,333 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of December 10, 2010.

(8)	Includes 28,001 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 10, 2010. Excludes 8,333 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of December 10, 2010.

(9)	Includes 89,667 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 10, 2010. Excludes 8,333 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of December 10, 2010.

(10)	Includes 63,001 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 10, 2010. Excludes 8,333 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of December 10, 2010.

(11)	Includes 35,103 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 10, 2010. Excludes 8,333 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of December 10, 2010.

(12)	Asta Group, Incorporated (“Asta Group”) is owned by Arthur Stern, our Chairman Emeritus and Director, Gary Stern, our Chairman, President and Chief Executive Officer, and other members of the Stern family, including Barbara Marburger.

(13)	Includes 70,907 shares of common stock owned by Asta Group, which shares are attributable to Ms. Marburger based on her percentage ownership of Asta Group. Excludes shares of common stock held by her adult children and for which she disclaims beneficial ownership. Ms. Marburger is the daughter of Arthur Stern and the sister of Gary Stern.

(14)	Includes 11,000 shares of common stock owned directly, 692,000 shares owned by Stern Family Investors LLC and 862,000 shares owned by GMS Family Investors LLC. Ms. Feder is the manager of each LLC and as such has sole voting and investment power of such shares.

(15)	A limited liability company of which Judith R. Feder has sole voting and investment power. Arthur Stern has a 49.5% beneficial interest in the LLC, his wife, Alice Stern, has a 1% beneficial interest, and a trust for the benefit of the descendants of Arthur Stern, of which Judith R. Feder is trustee, has a 49.5% beneficial interest in the LLC.

(16)	A limited liability company of which Judith R. Feder has sole voting and investment power. Gary Stern has a 79.46% beneficial interest in the LLC, trusts for the benefit of the children of Gary Stern of which Judith R. Feder is the trustee have a combined 20.43% beneficial interest (10.215% each), and Arthur Stern has a .11% beneficial interest in the LLC.

(17)	Based on information reported by Peters MacGregor Capital Management Pty, Ltd to the Company effective December 10, 2010.

(18)	Includes 820,874 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 10, 2010. Excludes 74,997 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of December 10, 2010. Excludes the shares owned in the aggregate by Stern Family Investors LLC and GMS Family Investors LLC.

PROPOSAL ONE

ELECTION OF DIRECTORS

In accordance with our Certificate of Incorporation and Bylaws, the number of directors of the Company has been set by the Board of Directors at seven. At the Meeting, seven directors will be elected by the stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

All seven nominees named in this proxy statement are currently directors who will serve until their successors are duly elected and qualified. Each person named herein as a nominee for director has consented to serve, and it is not contemplated that any nominee would be unable to serve, as a director. However, if a nominee is unable to serve as a director, a substitute will be selected by the Board of Directors and all proxies eligible to be voted for the Board of Directors’ nominees will be voted for such other person.

The current Board of Directors, based on the recommendation of our Nominating and Corporate Governance Committee (the “Governance Committee”), nominated the individuals named below for election to our Board of Directors. Background information on each of the nominees as of December 14, 2010 is set forth below:

Name	Age	Position

Arthur Stern	89	Director, Chairman Emeritus
Gary Stern	57	Chairman, President and Chief Executive Officer
Herman Badillo(1)(3)	81	Director
Edward Celano(1)(3)	72	Director
Harvey Leibowitz(1)(2)(5)	76	Director
Louis A. Piccolo(2)(3)(5)	58	Director
David Slackman(2)(4)(5)	63	Director

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Governance Committee

(4)	Lead Independent Director

(5)	Member of Investment Committee

The Business Experience and Qualifications of Each Director

We believe that our Board of Directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe that experience, qualifications, or skills in the following areas are most important: experience in the distressed consumer credit industry; regulatory; accounting and finance; capital markets; strategic planning; human resources and development practices; and board practices of other corporations. These areas are in addition to the personal qualifications described in this section. We believe that all of our current Board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each Board member in the individual biographies below. The principal occupation and business experience, for at least the past five years, of each current director is as follows:

Arthur Stern has been a director and has served as Chairman Emeritus since January 2009. Mr. Stern served as Chairman of the Board of Directors and Executive Vice President of the Company since our inception in July 1994 through January 2009. Since 1963, Mr. Arthur Stern has been President of Asta Group. In such capacities, he has obtained substantial experience in distressed consumer credit analysis and receivables collections. As a result of these and other professional experiences, Mr. Stern possesses particular knowledge and experience in distressed consumer credit and collections which strengthens the Board’s collective qualifications, skills, and experience.

Gary Stern has been a director and the President and Chief Executive Officer of the Company since our inception in July 1994. Mr. Stern assumed the role of Chairman in January 2009. Mr. Stern has been Vice President, Secretary, Treasurer and a director of Asta Group since 1980 and held other positions with Asta Group prior thereto. In such capacities, he has obtained substantial experience in distressed consumer credit analysis and receivables collections. As a result of these and other professional experiences, Mr. Stern possesses particular knowledge and experience in financial management and collections which strengthens the Board’s collective qualifications, skills, and experience.

Herman Badillo has been a director of the Company since September 1995. He has been Of Counsel at Sullivan Papain Block McGrath & Cannavo P.C. since 2005. Prior to joining his current firm, Mr. Badillo was a founding member of Fischbein, Badillo, Wagner & Harding, a law firm located in New York City, for more than six years. He has formerly served as Special Counsel to the Mayor of New York City for Fiscal Oversight of Education and as a member of the Mayor’s Advisory Committee on the Judiciary. Mr. Badillo served as a United States Congressman from 1971 to 1978 and Deputy Mayor of New York City from 1978 to 1979. As a result of these and other professional experiences, Mr. Badillo possesses particular knowledge and experience in regulatory and public relations which strengthens the Board’s collective qualifications, skills, and experience.

Edward Celano has been a director of the Company since September 1995. Mr. Celano has served as a consultant to Walters and Samuels, Incorporated since 2003. He was formally a consultant with M.R. Weiser & Co., from 2001 to 2003 and an Executive Vice President of Atlantic Bank from May 1996 to February 2001. Prior to May 1996, Mr. Celano was a Senior Vice President of NatWest Bank, now Bank of America, after having held different positions at the bank for over 20 years. As a result of these and other professional experiences, Mr. Celano possesses particular knowledge and experience in financial services and management which strengthens the Board’s collective qualifications, skills, and experience.

Harvey Leibowitz has been a director of the Company since January 2000. Mr. Leibowitz has served as a Senior Vice President of Sterling National Bank since June 1994. Prior to June 1994, Mr. Leibowitz was employed as a Senior Vice President and Vice President of several banks and financial institutions since 1963. As a result of these and other professional experiences, Mr. Leibowitz possesses particular knowledge and experience in financial services and management which strengthens the Board’s collective qualifications, skills, and experience.

Louis A. Piccolo has been a director of the Company since June 2004. Mr. Piccolo has served as President of A.L. Piccolo & Co., Inc., since 1988. A.L. Piccolo & Co. is a business consulting firm specializing in management and financial consulting. Prior to 1988, Mr. Piccolo was an Executive Vice President and Chief Financial Officer of Alfred Dunhill of London, Inc from 1983 to 1988, and held the same positions at Debenham’s PLC, from 1981 to 1983. From 1977 to 1981, Mr. Piccolo was a senior accountant at KPMG Peat Marwick. As a result of these and other professional experiences, Mr. Piccolo possesses particular knowledge and experience in accounting and management which strengthens the Board’s collective qualifications, skills, and experience.

David Slackman has been a director of the Company since May 2002. Mr. Slackman has served as Managing Director at HT Capital Advisors LLC from August 2008 to present. Mr. Slackman served as President, Manhattan Market — New York of Commerce Bank from January 2001 through June 2008. Prior to January 2001, Mr. Slackman was an Executive Vice President of Atlantic Bank of New York from 1994 to 2001 and a Senior Vice President of the Dime Savings Bank from 1986 to 1994. As a result of these and other professional experiences, Mr. Slackman possesses particular knowledge and experience in financial services and management which strengthens the Board’s collective qualifications, skills, and experience.

The following are the executive officers of the Company who are not Directors of the Company.

Robert J. Michel, CPA, age 53, has been with the Company since 2004 and has served as our Chief Financial Officer since February 2009. Prior to this, Mr. Michel served as the Controller and the Director of Financial Reporting and Compliance at the Company. Prior to joining the Company, Mr. Michel was a partner at Laurence Rothblatt & Company LLP, a CPA firm located in Great Neck, New York.

Mary Curtin, age 48, Senior Vice President. Ms. Curtin was appointed as Senior Vice President on January 8, 2008. Prior to this, from 2003 to January 7, 2008, she served as our Vice President of Operations. Prior to joining the Company, Mary Curtin spent 10 years in analytical and operational capacities within the financial industry.

Arthur Stern is the father of Gary Stern. There are no other family relationships among directors or officers of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES TO THE BOARD OF DIRECTORS DESCRIBED ABOVE IN PROPOSAL ONE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP served as our independent registered public accounting firm during the fiscal year ended September 30, 2010 and has been appointed by our Audit Committee to serve as our independent registered accountants for the current fiscal year.

Our Audit Committee has the responsibility to select, retain and oversee the work of outside auditors and, when appropriate, to replace the outside auditors. Stockholder ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011 is not required by law, by the NASDAQ Stock Market listing requirements or by our certificate of incorporation or bylaws. However, the Board of Directors is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, we will reconsider whether or not to retain that firm. Even if the selection is ratified, we may appoint a different independent registered public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.

A representative of Grant Thornton LLP is expected to be present at the Meeting, will make such statements as Grant Thornton LLP may desire and will be available to respond to appropriate questions from the stockholders. To pass, this proposal requires the affirmative vote of a majority of the outstanding Common Stock present in person or by proxy at the Meeting and entitled to vote.

During fiscal 2010 and 2009, Grant Thornton LLP provided various audit, audit related and non-audit services to us as follows:

	2010	2009

Audit Fees:	$866,250	$1,410,000
Audit Related Fees:	$0	$0
Tax Fees:	$0	$0
All Other Fees:	$0	$0

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions as set forth in Rule 2-01(c)(7)(i)(C) under the Exchange Act are met. All of the audit-related and tax services described above were pre-approved by our Audit Committee and, therefore, were not provided pursuant to a waiver of the pre-approval requirements set forth in such rule.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Stockholder Communication with Directors

The Board of Directors has established a process for stockholders to send communications to it. Stockholders who wish to communicate with the Board of Directors, or specific individual directors, may do so by directing correspondence addressed to such directors or director in care of Robert J. Michel at our principal executive offices. Such correspondence shall prominently display the fact that it is a stockholder-board communication and whether the intended recipients are all or individual members of the Board of Directors. Mr. Michel has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to our business or governance or are otherwise inappropriate. Mr. Michel shall promptly forward any and all such stockholder communications.

Concerns about accounting or auditing matters or possible violations of our business conduct should be reported pursuant to the procedures outlined in our Whistle-Blower Policy for Employees and On-Site Contractors which is available by writing to our Corporate Secretary, or the Code of Ethics for Senior Financial Officers, which was attached as Exhibit A to our Proxy Statement for our 2010 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission (“SEC”) on January 28, 2010.

COMPENSATION DISCUSSION & ANALYSIS

We seek to have compensation programs for our Named Executive Officers that achieve a variety of goals, including to:

•	attract and retain talented and experienced executives in the competitive debt buying industry;

•	motivate and fairly reward executives whose knowledge, skills and performance are critical to our success; and

•	provide fair and competitive compensation.

In determining executive compensation for fiscal 2010, the Compensation Committee continued its process to focus more on pay-for-performance objectives, to attempt to better link pay and performance, and to assure that its compensation practices are competitive with those in the industry. The Chief Executive Officer, as he did for fiscal 2008 and fiscal 2009, assisted the Compensation Committee in determining compensation for the other Named Executive Officers.

For fiscal 2008, the Compensation Committee had engaged a professional compensation consultant, Compensation Resources, Inc. (“CRI”), to provide benchmarking data, make suggestions, and assist in the compensation process, including assisting in the development of appropriate performance metrics for variable compensation determinations.

For fiscal 2009, the Compensation Committee continued the process of making sure that compensation rewarded good performance, that a greater percentage of overall compensation be tied to performance, and that there be a reasonable mix of cash and equity compensation. We also sought compensation levels that would put our executives within the range of compensation for three public peer group companies in our industry (Encore Capital Group, Portfolio Recovery Associates, Inc. and Compucredit Corporation). Our Compensation Committee realized that benchmarking compensation may not always be appropriate, but believed that engaging in a comparative analysis of our compensation practices is useful.

As part of the process for fiscal 2009 compensation, the Compensation Committee did not engage a consultant, but did utilize certain of the performance metrics developed by CRI for fiscal 2008 (and 2007) to determine variable compensation. The Compensation Committee desired a program that had internal and external components and that was also flexible, so that targets could be adjusted and weighted differently over time as the needs of the business changed. There was also a desire to take into account windfalls or unfair detriments that objective factors might produce at times, and to retain some measure of discretion for a portion of bonuses to be awarded each year. The Compensation Committee had determined with the help of CRI in the prior year to utilize the following performance measures for determining variable compensation: (a) performance of our stock vs. NASDAQ, (b) performance vs. the identified peer companies, (c) net income, (d) operating expenses and (e) net collections as a percent of total investment. Different weights were assigned to each component, as well as a 10% discretionary reserve. The Compensation Committee also believed there should be a “circuit breaker,” i.e., a minimum level of performance that must be achieved in order to qualify for payment of any variable compensation award. The Compensation Committee reviewed its tentative conclusions with respect to the plan with the full Board to get the input of the entire Board regarding the process and the results of the Compensation Committee’s deliberations, and the Board approved the plan subject to development of threshold, target and maximum bonus level performance goals. The following targets were developed for fiscal 2009: (a) 52.25%, (b) 75.25%, (c) $9.2 million, (d) $29.6 million and (e) 43.%. The threshold for each target was considered met if the actual result is at least 80% of the target.

In October 2009, when the Compensation Committee met to determine compensation levels for fiscal 2010, it determined that based on disappointing financial results for the prior fiscal year, no salary raises would be recommended (except for a market adjustment for the CFO) and that there would be no bonus or equity grants made in fiscal 2010 for fiscal 2009 performance. Although certain performance level targets were met during fiscal year 2009, based on the circuit breaker aspect of our 2009 plan, no cash bonuses were awarded for fiscal 2009. The Committee allowed at that time that it would re-visit the no raise/no grants decision during fiscal 2010 if circumstances so warranted.

In October 2008, when the Compensation Committee met to determine compensation levels for fiscal 2009, it determined that based on disappointing financial results for fiscal year 2008, no salary raises would be recommended and that there would be no bonus or equity grants made in 2009 for fiscal 2008 performance. The Committee allowed at that time that it would re-visit the no raise/no grants decision during fiscal 2009 if circumstances so warranted.

For fiscal 2010, the Compensation Committee engaged a professional compensation consultant, Adams Consulting, LLC (“Adams”) to provide benchmarking data (using, principally, relevant published survey analysis and proxy analysis), make suggestions, and assist it in the compensation process. Data for the salary surveys were selected based upon one or more of the following criteria: (i) industry group; (ii) geographic location; and (iii) company revenue. In addition, Adams conducted a competitive market analysis of comparable positions by utilizing surveys from Watson Wyatt, Economic Research Institute, CompData, the National Executive Compensation Survey and Salary.com. The proxy analysis included 12 public companies within the same industry and approximate revenue size as us, including each of the three public peer group companies for fiscal year 2009 noted above. Adams focused on the base salary, annual bonus and long-term equity compensation of the Chief Executive Officer, the Chief Financial Officer, the Senior Vice President and the General Counsel (not a Named Executive Officer for fiscal years 2010, 2009 or 2008), and on the annual retainers (as chairman and member) and equity compensation of the various committee members, as well as the separate annual retainer for each independent director and the lead independent director. Adams memorialized its findings in an October 2010 report to the Compensation Committee (the “Adams Report”).

In November 2010, the Compensation Committee met to formulate its recommendations to the Board with respect to executive and director compensation for fiscal 2011. With respect to executive compensation for the Named Executive Officers and director compensation, the Compensation Committee determined that the Adams Report’s recommendations generally should be recommended to the Board, but with certain exceptions, including, most notably, the following: (i) Mr. Gary Stern’s annual bonus for fiscal 2010 should reflect a mix of equity subject to a vesting schedule (and, therefore, subject to possible forfeiture) and cash, rather than solely a cash payment; (ii) Mr. Michel should be granted a larger base salary and bonus, to account for the high regard in which the Board and Mr. Stern viewed his performance in light of the expansive scope of his job duties; (iii) Mr. Williams’ compensation (with respect to which Adams did not offer recommendations) should remain as set forth in his consulting agreement with us, scheduled to expire on December 31, 2010; (v) the chair retainer for the Audit Committee should be increased, given the general advisory role undertaken by the Chairman of the Audit

Committee with respect to dealings with the Chief Executive Officer; and (vi) the recommended chair and member retainers for the Investment Committee should be reduced.

In addition to the foregoing, the Compensation Committee decided, in November 2010, to recommend that the Board approve the grant, for fiscal 2010 performance, of options to purchase 100 shares to each eligible employee, as well as vesting in Mr. Gary Stern the authority to award, in his sole and absolute discretion, options to purchase up to 30,000 shares to eligible employees.

In November 2010, the Board approved the Compensation Committee’s recommendations with respect to executive and director compensation. With respect to the option shares described in the last paragraph, the Board left it to the discretion of the Compensation Committee to determine the portion, if any, of such grants that should be made from the Asta Funding, Inc. 2002 Stock Option Plan or the Asta Funding, Inc. Equity Compensation Plan, as applicable.

Elements of Executive Officer Compensation

Overview.  Total compensation paid to our executive officers is divided among three principal components. Salary is generally fixed and does not vary based on our financial and other performance. Some components, such as bonuses, stock options and restricted stock award grants, are variable and dependent upon our performance. Historically, judgments about these elements have been made subjectively. The value of certain of these components, such as stock options and restricted stock, is dependent upon our future stock price. At the recommendation of CRI, in 2008 we had begun to move away from stock options towards restricted stock as the preferred form of equity compensation, as it results in less dilution and perhaps a more straightforward accounting treatment.

However, as we found that the tax implications of restricted stock grants were onerous to recipients and thus less of an incentive, we moved back to using stock options in 2009.

We view the three components of our executive officer compensation as related but distinct. Our Compensation Committee reviews total compensation to see if it falls in line with peer companies and may also look at overall market data. For the fiscal year ended September 30, 2010, the Compensation Committee determined that our compensation program was generally competitive.

Base Salary.  We pay our executives a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program. Base salaries are established, in part, based on the individual position, responsibility, experience, skills, historic salary levels and the executive’s performance during the prior year. We are also seeking over a period of years to align base compensation levels comparable to our competitors and other companies similarly situated. We do not view base salaries as primarily serving our objective of paying for performance.

For fiscal 2010, we held the salary level of Gary Stern consistent with that of fiscal year 2009, as we believed his overall compensation should have a greater reliance on performance. Robert J. Michel’s salary was increased in February 2009 to reflect his promotion to Chief Financial Officer, and we held his salary constant for fiscal 2010. Mary Curtin’s salary for fiscal 2010 was also held constant with her salary level at the end of fiscal 2009 and 2008 (during which year she had received a promotion and a raise). Cameron Williams received a raise of $50,000 effective June 1, 2009 to an annual salary of $350,000 as required by the terms of his January 2008 employment agreement. Mr. Williams left us effective December 31, 2009, but has a consulting agreement with us through December 31, 2010. We believe, that for fiscal 2010, our salary levels were generally sufficient to retain our existing executive officers and to hire new executive officers when and as required.

For fiscal 2011, based upon our financial performance, the recommendations contained in the Adams Report and our evaluation thereof, we held the salary level of Mr. Gary Stern constant and increased the salary levels of the other Named Executive Officers (other than Mr. Williams, whose service with the Company will end effective December 31, 2010). We believe that our salary levels are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required.

Cash Incentive Bonuses.  Consistent with our emphasis on pay-for-performance incentive compensation programs, our executives are eligible to receive annual cash incentive bonuses primarily based upon their performance during the year. For fiscal year 2010 service and performance, and incorporating the recommendations contained in the Adams Report and our evaluation thereof, we awarded Mr. Gary Stern a $100,000 cash bonus, Mr. Robert Michel a $75,000 cash bonus and Ms. Mary Curtin a $50,000 cash bonus. We did not grant Mr. Williams a cash incentive bonus, as his consulting agreement with us will expire effective December 31, 2010.

Under the terms of the executive employment agreements previously in existence, subsequent restatement to the financial statements due to malfeasance or negligence of the executive will subject the executive to return of excess bonuses awarded if the executive would have received a reduced bonus amount based on the restated financial statements. We are reviewing this “claw back” feature for use with employees who do not have employment agreements, as well as the clawback requirements of the Dodd-Frank Act, and contemplate making certain changes to our clawback policies during fiscal year 2011.

Equity Compensation.  We believe that restricted stock awards and stock options are an important long-term incentive for our executive officers and employees and align officer interest with that of our stockholders. We recognize that Gary Stern already has a very significant equity stake in the Company, so that for him equity grants may not be the best vehicle to further align his interests with that of our stockholders. Even so, equity grants do assure that Mr. Stern’s overall compensation is fair from the point of view of comparable overall compensation with our competitors. Moreover, paying Mr. Stern a portion of his annual bonus in the form of equity, rather than cash, serves to increase the “variable” component of his compensation, which we view as an important tool for incentivizing his performance. Accordingly, we granted Mr. Stern a $250,000 equity bonus for fiscal year 2010 performance, such bonus to be paid to Mr. Stern in the form of unrestricted common stock (one third of such value) and restricted common stock (two thirds of such value) of the Company subject to a vesting schedule. The grant vests one-third as of December 15, 2010 (unrestricted stock), one third as of December 15, 2011 (restricted stock) and one third as of December 15, 2012 (restricted stock).

We review our equity compensation plan annually. In addition to the equity bonus grant to Mr. Stern described above, we granted him options to purchase 60,000 shares and granted to each of Mr. Michel and Ms. Curtin 30,000 stock options to purchase 30,000 shares, in each case for fiscal year 2010 performance, such shares to be subject to a vesting schedule. The grants vest one-third as of December 15, 2010, one third as of December 15, 2011 and one third as of December 15, 2012. We did not grant Mr. Williams any equity compensation, as his consulting agreement with us will expire effective December 31, 2010. In November 2010, we granted 100 stock option shares to each eligible employee, as well as vested in Mr. Gary Stern the authority to award, in his sole and absolute discretion, up to 30,000 stock option shares to eligible employees.

We do not have any formal plan or obligation that requires us to grant equity compensation to any executive officer on specified dates. In recent years, we have developed the practice of approving bonuses and equity grants at about the time our audit of the prior fiscal year is completed to reward executives for work in the completed year, however as in 2010, we do reserve the right to re-visit these matters during the year. The authority to make equity grants to our executive officers rests with our Compensation Committee; however, our practice has been to make those grants subject to ratification and approval by the full Board of Directors. The Committee does consider the input of our chief executive officer in setting the compensation of our other executive officers, including in the determination of appropriate levels of equity grants.

Severance and Change-in-Control Benefits.  While we are not subject to any employment agreements as of December 2010, historically, we have provided our executive officers with employment contracts. In January 2007, we entered into a three-year employment agreement with Gary Stern. In January 2008, we entered into a two-year employment agreement with Cameron Williams. Mr. Stern’s employment agreement expired on December 31, 2009. Mr. Williams is no longer an employee of the Company. The severance and change-in-control provisions of Mr. Stern’s employment agreement is described under “Employment Agreements” below. While Mr. Stern’s employment agreement expired on December 31, 2009, the Compensation Committee and Mr. Stern expect to negotiate and enter into a new agreement during fiscal year 2011.

Share Retention

We did not have a share retention policy or guideline for executive officers until October 2009, when we adopted a guideline recommending that each director retain $10,000 of equity in the Company (other than shares received through stock options and restricted stock grants).

Regulatory Considerations

We account for the equity compensation expense for our employees under the rules of FASB Accounting Standard Codification 718, “Compensation — Stock Compensation,” or ASC 718.

THE COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:
David Slackman, Chairman
Harvey Leibowitz
Louis Piccolo

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of David Slackman, Harvey Leibowitz and Louis Piccolo, none of whom is an employee or a current or former officer of the Company. None of our executive officers serves as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee.

SUMMARY OF COMPENSATION

The following table contains information about compensation earned (bonus) or received (all other categories of compensation) by the named executive officers for the fiscal year ended September 30, 2010.

Summary Compensation Table

									All Other
	Fiscal	Salary	Bonus		Stock Awards		Option Awards		Compensation	Total
Name and Principal Position	Year	($)	($)		($)(1)		($)(2)		($)(10)	($)

Gary Stern	2010	577,500	100,000	(6)	249,997	(7)	417,192	(8)	44,738	1,389,427
President & CEO	2009	577,500	0		0		0		50,987	628,487
	2008	577,500	0		394,600		0		33,695	1,005,795
Robert J. Michel	2010	218,269	75,000		0		208,596	(9)	18,720	520,585
Chief Financial Officer(3)	2009	190,601	0		0		58,493		17,302	266,396
Mary Curtin	2010	235,000	50,000		0		208,596	(9)	9,400	502,996
Senior Vice President(4)	2009	235,000	0		0		58,493		4,284	297,777
	2008	225,577	0		59,190		0		8,782	293,549
Cameron Williams	2010	203,654	0		0		0		202,264	405,918
Chief Operating Officer(5)	2009	315,385	0		0		58,493		35,593	409,470
(through December 2009)	2008	286,538	0		0		0		17,145	303,683

(1)	Mr. Stern’s bonus for 2010 also will include an equity bonus of $250,000. In particular, Mr. Stern elected (and Compensation Committee and the Board approved of this election) to forego $188,750 in cash bonus dollars (immediately vested) and instead receive approximately $250,000 in a restricted stock bonus subject to a vesting schedule. Mr. Stern also serves as a director, a role with respect to which he receives no compensation.

(2)	Represents the grant date fair value of the award, calculated in accordance with FASB Accounting Standard Codification 718, “Compensation — Stock Compensation,” or ASC 718. A summary of the assumptions made in the valuation of these awards is provided under Note A to our financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2010.

(3)	Represents the grant date fair value of the award, calculated in accordance with ASC 718. A summary of the assumptions made in the valuation of these awards is provided under Note A to our financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2010.

(4)	Robert J. Michel was elected Chief Financial Officer February 20, 2009. Salary reflected in the table is for the entire fiscal year 2009.

(5)	Ms. Curtin was appointed to the Senior Vice President position on January 8, 2008. Salary reflected in the table is for the entire year 2008.

(6)	Mr. Williams left the Company effective December 31, 2009. Salary reflected in the table is through that date. Mr. Williams provides services to us pursuant to a consulting agreement, which expires on December 31, 2010. Included in All Other Compensation for 2010 is $187,500 paid under his consulting contract. Mr. Williams was appointed to the Chief Operating Officer position on January 8, 2008. Salary reflected in the table is for the entire year 2008.

(7)	Includes a restricted stock award of 32,765 shares of common stock granted to Mr. Stern on December 15, 2010 but earned in the fiscal year ended September 30, 2010. The award vests in three equal annual installments on December 15, 2010, December 15, 2011 and December 15, 2012.

(8)	Includes an option to purchase 60,000 shares of common stock granted to Mr. Stern on December 15, 2010 but earned in the fiscal year ended September 30, 2010. The option has an exercise price of $7.63 per share and expires on December 15, 2020. The option vests in three equal annual installments on December 15, 2010, December 15, 2011 and December 15, 2012.

(9)	Includes an option to purchase 30,000 shares of common stock granted to Mr. Michel and Ms. Curtin on December 15, 2010 but earned in the fiscal year ended September 30, 2010. The option has an exercise price of $7.63 per share and expires on December 15, 2020. The option vests in three equal annual installments on December 15, 2010, December 15, 2011 and December 15, 2012.

(10)	These amounts consist of:

•	matching Company contributions under our 401(k) plan,

•	life insurance premiums,

•	automobile allowance, and

•	health insurance premiums paid by the Company in excess of non-executive contribution, as follows:

		401(k)	Life		Health
		Company	Insurance	Automobile	Insurance
		Match	Premium	Allowance	Premiums	Consulting	Total
Name	Year	($)	($)	($)	($)	($)	($)

Gary Stern	2010	13,132	27,808	—	3,798	—	44,738
	2009	8,715	37,718	—	4,554	—	50,987
	2008	5,661	24,982	—	3,052	—	33,695
Robert J. Michel	2010	6,192	8,730	—	3,798	—	18,720
	2009	4,154	8,730	—	4,418	—	17,302
Mary Curtin	2010	9,400	—	—	—	—	9,400
	2008	4,284	—	—	—	—	4,284
	2008	7,750	—	—	1,032	—	8,782
Cameron Williams	2010	3,069	—	—	11,695	187,500	202,264
	2009	12,212	5,590	14,400	3,390	—	35,592
	2008	5,250	—	9,600	2,295	—	17,145

GRANTS OF PLAN BASED AWARDS

None of the Named Executive Officers received stock option or restricted stock awards during fiscal year 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on exercisable and unexercisable options and unvested stock awards held by the Named Executive Officers on September 30, 2010.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying						Market Value of
	Unexercised	Unexercised				Number of Shares or		Shares or Units of
	Options	Options		Option		Units of Stock That		Stock That
	(#)	(#)		Exercise Price	Option	Have Not Vested		Have Not Vested
Name	Exercisable	Unexercisable		($)	Expiration Date	(#)		($)(1)

Gary Stern(2)	6,000	0		5.96	11/14/11	6,667	(6)	50,869
	60,000	0		4.725	11/1/12	0		0
	70,000	0		14.87	11/3/13	0		0
	150,000	0		18.22	10/28/14	0		0
Robert J. Michel(3)	16,667	8,334	(4)	2.95	5/5/19	0		0
Mary Curtin(3)	3,334	0		18.76	11/16/14	0		0
	16,667	8,334	(5)	2.95	5/5/19	0		0

(1)	Based on $7.63 per share, the closing price of the common stock as reported by NASDAQ on September 30, 2010.

(2)	Does not include an award of 32,765 shares of restricted stock and an option to purchase 60,000 shares of common stock granted on December 15, 2010. The awards each vest in three equal annual installments on December 15, 2010, December 15, 2011 and December 15, 2012.

(3)	Does not include an option to purchase 30,000 shares of common stock granted on December 15, 2010, which vests in three equal annual installments on December 15, 2010, December 15, 2011 and December 15, 2012.

(4)	Represents the unvested portion of an option to purchase 25,000 shares of Common Stock granted to Mr. Michel on May 5, 2009, which vests in three equal annual installments beginning on May 5, 2009 and will be fully vested on May 5, 2011.

(5)	Represents the unvested portion of an option to purchase 25,000 shares of Common Stock granted to Ms. Curtin on May 5, 2009, which vests in three equal annual installments beginning on May 5, 2009 and will be fully vested on May 5, 2011.

(6)	Represents the unvested portion of a restricted stock award consisting of 20,000 shares of common stock granted to Mr. Stern on January 17, 2008, which vests in three equal annual installments beginning on October 1, 2008 and became fully vested on October 8, 2010.

STOCK OPTION EXERCISES AND VESTING OF RESTRICTED STOCK AWARDS

The following table provides information on stock option exercises and vesting of restricted stock awards of Named Executive Officers during the fiscal year ended September 30, 2010.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired	On	Acquired	on
	on Exercise	Exercise	on	Vesting
Name	(#)	($)(1)	Vesting (#)	($)(2)

Gary Stern	300,000	1,171,500	6,668	47,810
Robert J. Michel	0	0	0	0
Cameron Williams	25,000	103,500	0	0
Mary Curtin	0	0	1,000	7,170

(1)	Represents the difference between the market price of the underlying securities at exercise and the exercise price of the option.

(2)	Represents the number of shares vested multiplied by the market value of the shares on the vesting date.

Employment and Consulting Agreements

Gary Stern Employment Agreement

In January 2007, we entered into an employment agreement (the “Employment Agreement”) with Gary Stern, our Chairman, President and Chief Executive, which expired on December 31, 2009. This Employment Agreement was not renewed and Mr. Stern is continuing in his current roles at the discretion of the Board of Directors until a new agreement is signed. We intend to negotiate a new employment agreement with Mr. Stern during fiscal year 2011.

Cameron Williams Consulting Agreement

On November 30, 2009, entered into a consulting services agreement with Cameron Williams, our former Chief Operating Officer. Under the terms of the agreement, we paid Mr. Williams a monthly fee of $20,833.33 for the one year period ending December 31, 2010 in exchange for certain consulting services. In addition, in exchange for a release of all claims and liabilities, we paid Mr. Williams a fee of $100,000, reimbursed his monthly COBRA costs of up to $1,000 per month, and accelerated vesting of 16,667 stock options held by Mr. Williams at a price of $2.95 per share. Also, Mr. Williams will be paid $20,833.37 if he signs another release in favor of the Company at the end of this consulting term in December 2010.

Robert Michel and Mary Curtin

Ms. Curtin and Mr. Michel do not have employment agreements, although we intend to enter into an employment agreement with Mr. Michel during fiscal year 2011.

DIRECTOR COMPENSATION

Mr. Gary Stern received no compensation for serving as a director, except that he, like all directors, is eligible to be reimbursed for any expenses incurred in attending Board and committee meetings. For fiscal year 2010, the total annual fees that a director, other than Mr. Gary Stern, could have received for serving on our Board of Directors and committees of the Board of Directors were set as follows:

•	An annual fee of $300,000 per year for Chairman Emeritus;

•	An annual fee of $35,000 per year for each Independent Director (this has been increased to $45,000 for fiscal 2011);

•	An annual fee of $25,000 per year for the Lead Independent Director (this has been increased to $35,000 for fiscal 2011);

•	An annual fee of $20,000 for Chairman of Audit Committee (this has been increased to $35,000 for fiscal 2011);

•	An annual fee of $10,000 for Audit Committee Members;

•	An annual fee of $15,000 for Chairman of the Compensation Committee;

•	An annual fee of $7,500 for Compensation Committee Members;

•	An annual fee of $15,000 for Chairman of the Governance Committee; and

•	An annual fee of $7,500 for Governance Committee Members.

In addition to the foregoing, the Board has established an Investment Committee, the members of which are the same members of the Compensation Committee, with Mr. Louis Piccolo serving as chairman. For fiscal year 2011, the chairman’s retainer will be $15,000 and each member’s retainer will be $7,500.

The following table summarizes compensation paid to outside directors in fiscal 2010:

DIRECTOR COMPENSATION

	Fees
	Earned or
	Paid in		Option
	Cash		Awards	Total
Name	($)		($)(1)(8)	($)

Herman Badillo	60,000	(2)	208,596	268,596	(2)
Edward Celano	52,500	(3)	208,596	261,096	(3)
Harvey Leibowitz	159,125	(4)	208,596	367,721	(4)
David Slackman	75,000	(5)	208,596	283,596	(5)
Louis Piccolo	50,000	(6)	208,596	258,596	(6)
Arthur Stern(7)	300,000	(7)		300,000	(7)

(1)	Represents the grant date fair value of the award, calculated in accordance with ASC 718. A summary of the assumptions made in the valuation of these awards is provided under Note A to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

(2)	Includes $15,000 for Chairmanship of the Governance Committee and $10,000 for being a member of the Audit Committee.

(3)	Includes $10,000 for being a member of the Audit Committee and $7,500 for being a member of the Governance Committee.

(4)	Includes $20,000 for Chairmanship of the Audit Committee and $7,500 for being a member of the Compensation Committee, and $96,625 in advanced director and committee fees.

(5)	Includes $15,000 for Chairmanship of the Compensation Committee, and $25,000 for being Lead Independent Director.

(6)	Includes $7,500 for being a member of the Compensation Committee and $7,500 for being a member of the Governance Committee.

(7)	Mr. Arthur Stern became Chairman Emeritus in January 2009.

(8)	Consists of options to purchase 30,000 shares of common stock granted on December 15, 2010, which vest in three equal annual installments on December 15, 2010, December 15, 2011 and December 15, 2012.

BOARD ORGANIZATION AND MEETINGS

Composition of the Board of Directors.  Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. The Board has established procedures consistent with the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission, and The NASDAQ Stock Market. The Board of Directors has also determined that the following members of the Board satisfy the NASDAQ definition of independence: Edward Celano, Harvey Leibowitz, David Slackman, Louis A. Piccolo and Herman Badillo.

During the fiscal year ended September 30, 2010, the Board of Directors held 12 meetings, the Audit Committee held 4 meetings, the Compensation Committee held 2 meetings, and the Governance Committee held 2 meetings. During fiscal year 2010, six members of the Board of Directors attended at least 75% of all the meetings of the Board of Directors that such director was eligible to attend, and committees of the Board of Directors of which such director was a member. There are four standing committees of the Board of Directors, each of which is described below.

The Company policy states that all Board members should attend the annual meeting of stockholders. All directors attended the annual meeting on March 9, 2010.

Board’s Leadership Structure and Role in Risk Oversight.  The Board comprises seven directors, five of whom the Board has determined satisfy the NASDAQ definition of independence: Edward Celano, Harvey Leibowitz, David Slackman, Louis A. Piccolo and Herman Badillo. Mr. Arthur Stern serves as Chairman Emeritus of the Board. Mr. Gary Stern serves as both as Chairman of the Board and President and Chief Executive Officer of the Company. The Board has determined that this dual role for Mr. Stern is appropriate given the specific experience of Mr. Stern and characteristics and circumstances of the Company: Mr. Stern has been Vice President, Secretary, Treasurer and a director of Asta Group since 1980 and held other positions with Asta Group prior thereto. In such capacities, he has obtained substantial experience in distressed consumer credit analysis and receivables collections. In the view of the Board, Mr. Stern’s combined longstanding experience as both a director of the Board and a leader in the distressed consumer credit analysis and receivables collections markets, the Company’s core businesses, make his dual role as Chairman of the Board and President and Chief Executive Officer of the Company appropriate.

The Board has a lead independent director, Mr. David Slackman. In this role, Mr. Slackman performs a number of functions, including coordinating the activities of the various committees of the Board (discussed below), serving as the principal liaison on Board-wide issues between the independent directors and the Chairman of the Board, and coordinating the flow of information between the Company’s management and the Board. The Board has determined that it is appropriate to have a lead independent director given the complexity of the regulatory environment in which we operate, the Board’s objective of effectively administering its risk oversight function with respect to our operations and investments and the varied and complex functions of the four committees of the Board. Each committee has a role to play in risk management, as set forth in the charter for each such committee.

We compensate our employees based on a variety of factors, including performance, attainment of benchmarks and our overall performance. Compensation may also be used to incentivize employees where appropriate. Compensation policies and practices are regularly monitored by us and reviewed by the Compensation Committee of the Board of Directors.

Compensation Committee Matters

Compensation Committee.  During the fiscal year ended September 30, 2010, the Compensation Committee consisted of David Slackman (Chairman), Harvey Leibowitz and Louis Piccolo. The Compensation Committee is empowered by the Board of Directors to review the executive compensation of our officers and directors and to recommend any changes in compensation to the full Board of Directors.

Compensation Committee Charter.  The Board of Directors has adopted a Compensation Committee charter to govern its Compensation Committee. The Compensation Committee charter was filed as Exhibit B to our Proxy Statement for our 2010 Annual Meeting of Stockholders, which was filed with the SEC on January 28, 2010.

Audit Committee Matters

Audit Committee.  At September 30, 2010, the Audit Committee consisted of Harvey Leibowitz (Chairman), Herman Badillo and Edward Celano. The Audit Committee is empowered by the Board of Directors to, among other things: serve as an independent and objective party to monitor our financial reporting process, internal control system and disclosure control system; review and appraise the audit efforts of our independent accountants; assume direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and our management regarding financial reporting issues; and provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

Grant Thornton LLP served as our independent registered public accounting firm during the fiscal year ended September 30, 2010. A representative of Grant Thornton LLP is expected to be present at the Meeting to make such statements as Grant Thornton LLP may desire and will be available to answer appropriate questions from stockholders. Grant Thornton LLP replaced Eisner LLP during fiscal year 2008.

Audit Committee Financial Expert.  The Board of Directors has determined that Harvey Leibowitz is an “audit committee financial expert” as such term is defined by the SEC. As noted above, Mr. Leibowitz — as well as the other members of the Audit Committee — has been determined to be “independent” within the meaning of SEC and NASDAQ regulations.

Audit Committee Charter.  The Audit Committee performed its duties during fiscal 2010 under a written charter approved by the Board of Directors. The Audit Committee charter was filed as Exhibit C to our Proxy Statement for our 2010 Annual Meeting of Stockholders, filed with the SEC on January 28, 2010.

Independence of Audit Committee Members.  Our Common Stock is listed on the NASDAQ Global Select Market and we are governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 5605(a)(2) of the NASDAQ Listing Rules and under the Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Audit Committee Report.  In connection with the preparation and filing of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010:

(1) The Audit Committee reviewed and discussed the audited financial statements with our management.

(2) The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61, Communication with Audit Committees, as may be modified or supplemented.

(3) The Audit Committee received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the Independence Standards Board Standard No. 1, as may be modified or supplemented, and discussed with our independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 2010 Annual Report on Form 10-K.

Audit Committee Members:
Harvey Leibowitz (Chairman)
Herman Badillo
Edward Celano

The foregoing report of the Audit Committee is not to be deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by us or incorporated by reference in documents otherwise filed.

Audit Fees.  We incurred $866,250 for the audit of our annual financial statements for the year ended September 30, 2010, and for the review of the financial statements included in our Quarterly Reports on Form 10-Q filed during fiscal 2010. Such fees included the audit of internal controls over financial reporting as required by the Sarbanes- Oxley Act of 2002. We paid $1,410,000 for the audit of our annual financial statements for the year ended September 30, 2009, and for the review of the financial statements included in our Quarterly Reports on Form 10-Q filed during fiscal 2009. Such fees included the audit of internal controls over financial reporting as required by the Sarbanes- Oxley Act of 2002.

Audit Related Fees.  We were not billed for and did not receive any professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of the SEC’s Regulation S-X (in general, information technology services) from our independent registered public accounting firm during the year ended September 30, 2010 or 2009.

Tax Fees and All Other Fees.  We were not billed for any tax compliance or any other services by Grant Thornton LLP during fiscal year 2010 or 2009.

The Audit Committee has approved the engagement of Grant Thornton LLP as our independent registered public accounting firm. The Audit Committee requires our independent registered public accounting firm to advise the Audit Committee in advance of the independent registered public accounting firm’s intent to provide any professional services to us other than services provided in connection with an audit or a review of our financial statements. The Audit Committee shall approve, in advance, any non-audit services to be provided to us by our independent registered public accounting firm.

Other Matters.  No other matters were considered by the Audit Committee of the Board of Directors.

Nominating and Corporate Governance Committee Matters

Nominating and Corporate Governance Committee.  During the fiscal year ended September 30, 2010 the Nominating and Corporate Governance Committee consisted of Herman Badillo (Chairman), Louis Piccolo, and Edward Celano. The Nominating and Corporate Governance Committee is empowered by the Board of Directors to, among other things, recommend to the Board of Directors qualified individuals to serve on our Board of Directors and to identify the manner in which the Nominating and Corporate Governance Committee evaluates nominees recommended for the Board.

Nominating and Corporate Governance Committee Charter.  In January 2008, the Board determined to re-name the Nominating Committee, the predecessor committee to the Nominating and Corporate Governance Committee, and to expand its functions. The Committee adopted the Nominating and Corporate Governance Committee Charter, was filed as Exhibit D to our Proxy Statement for our 2010 Annual Meeting of Stockholders, which was filed with SEC on January 28, 2010.

Independence of Nominating and Corporate Governance Committee Members.  All members of the Nominating and Corporate Governance Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 5605(a)(2) of the NASDAQ Listing Rules.

Procedures for Considering Nominations Made by Stockholders.  The Nominating and Corporate Governance Committee’s charter and guidelines developed by the Nominating and Corporate Governance Committee describe procedures for nominations to be submitted by stockholders and other third-parties, other than candidates who have previously served on the Board of Directors or who are recommended by the Board of Directors. The guidelines state that a nomination must be delivered to the Secretary of the Company at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The guidelines require a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected) and (b) information that will enable the Nominating and Corporate Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter and the guidelines for director candidates.

Qualifications.  The charter and guidelines developed by the Nominating and Corporate Governance Committee describe the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board of Directors;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board of Directors in its deliberations;

•	must have a reputation, in one or more of the communities serviced by the Company, for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public company; and

•	must have experience, either as a member of the board of directors of another public or private company or in another capacity, which demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board.  Candidates to serve on the Board of Directors will be identified from all available sources, including recommendations made by stockholders. The guidelines developed by the Nominating and Corporate Governance Committee provide that there will be no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board of Directors. The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;

•	a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and

•	a personal interview of the candidate,

together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Third Party Recommendations.  In connection with the Meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of stockholders which owned more than 5% of our Common Stock for at least one year.

Diversity Considerations.  We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our businesses.

Investment Committee Matters

Investment Committee.  During the fiscal year ended September 30, 2010, the Investment Committee consisted of Louis Piccolo (Chairman), Harvey Leibowitz, and David Slackman.

The Investment Committee has the authority to (i) approve our written management investment committee authorities; (ii) periodically review and report to the Board, as necessary, the performance of existing investments and portfolios; (iii) approve for full Board consideration or decline, without presenting to the entire board, management’s proposals to make investments of up to $1 million by the Company in businesses, portfolios, or lines of business that do not fall within our usual business of purchasing distressed consumer debt; and (iv) any other authorities that the Board may, from time to time, delegate to the Committee.

Investment Committee Charter.  The Investment Committee performed its duties during fiscal 2010 under a written charter approved by the Board of Directors. The Investment Committee charter is filed as Exhibit E to our Proxy Statement for our 2010 Annual Meeting of Stockholders, which was filed with SEC on January 28, 2010.

Independence of Investment Committee Members.  The Investment Committee shall consist of at least three members, each of whom is an independent member of the Board. All members of the Committee must have financial expertise, and one member shall also be a member of the Audit Committee.

Code of Ethics

We have adopted a written code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Ethics was attached as Exhibit A to our Proxy Statement for our 2010 Annual Meeting of Stockholders, filed with the SEC on January 28, 2010. is also available without charge upon written request directed to Asta Funding, Inc., Attn: Robert Michel, 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

STOCK OPTION AND STOCK AWARD PLANS

Equity Compensation Plan

On December 1, 2005, the Board of Directors adopted our Equity Compensation Plan (the “Equity Compensation Plan”), which was approved by our stockholders on March 1, 2006. The Equity Compensation Plan was adopted to supplement our existing 2002 Stock Option Plan. In addition to permitting the grant of stock options as are permitted under the 2002 Stock Option Plan, the Equity Compensation Plan provides us with flexibility with respect to equity awards by also providing for grants of stock awards (i.e. restricted or unrestricted), stock purchase rights and stock appreciation rights. We have 1,000,000 shares of Common Stock authorized under the Equity Compensation Plan, with 878,334 available for awards as of September 30, 2010. The following description does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Compensation Plan, which is included as an exhibit to the Company’s reports filed with the SEC.

The general purpose of the Equity Compensation Plan is to provide an incentive to our employees, directors and consultants, including executive officers, employees and consultants of any subsidiaries, by enabling them to share in the future growth of our business. The Board of Directors believes that the granting of stock options and other equity awards promotes continuity of management and increases incentive and personal interest in our welfare by those who are primarily responsible for shaping and carrying out our long range plans and securing our growth and financial success.

The Board believes that the Equity Compensation Plan will advance our interests by enhancing our ability to (a) attract and retain employees, directors and consultants who are in a position to make significant contributions to our success; (b) reward employees, directors and consultants for these contributions; and (c) encourage employees, directors and consultants to take into account our long-term interests through ownership of our shares.

2002 Stock Option Plan

On March 5, 2002, the Board of Directors adopted the Asta Funding, Inc. 2002 Stock Option Plan (the “2002 Plan”), which was approved by our stockholders on May 1, 2002. The 2002 Plan was adopted in order to attract and retain qualified directors, officers and employees of, and consultants to, the Company. The following description does not purport to be complete and is qualified in its entirety by reference to the full text of the 2002 Plan, which is included as an exhibit to the Company’s reports filed with the SEC.

The 2002 Plan authorizes the granting of incentive stock options (as defined in Section 422 of the Code) and non-qualified stock options to our eligible employees, including officers and directors of the Company (whether or not employees) and consultants of the Company.

There are 1,000,000 shares of Common Stock authorized for issuance under the 2002 Plan and 163,134 shares were available as of September 30, 2010. Future grants under the 2002 Plan have not yet been determined.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights under the Company’s Equity Compensation Plan and 2002 Stock Option Plan, as of September 30, 2010.

(c)
Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected In
Plan Category	Warrants and Rights	Warrants and Rights	Column(a))

Equity Compensation Plans Approved by Shareholders	922,039	$12.70	1,041,468
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	922,039	$12.70	1,041,468

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons holding more than 10% of a registered class of the equity securities of the Company to file with the SEC and to provide us with initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transaction were reported, we believe that during the fiscal year ended 2010, our officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a); except that Arthur Stern failed to timely file a Form 4.

CERTAIN RELATED PARTY TRANSACTIONS

We anticipate that transactions with officers, directors and affiliates of the Company will be minimal and will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

On October 26, 2010, Palisades Acquisition XVI, LLC (“Palisades XVI”), our subsidiary, entered into the Fifth Amendment to the Receivables Financing Agreement (the “Fifth Amendment”) with Palisades Collection, L.L.C. (the “Servicer”), Fairway Finance Company, LLC (the “Lender”), BMO Capital Markets Corp., as administrator and as collateral agent (“BMO CM”), and the Bank of Montreal, as liquidity agent (the “Liquidity Agent”). The Fifth Amendment amends certain terms of the Receivables Financing Agreement, dated as of March 2, 2007, by and among Palisades XVI, the Servicer, the Lender, BMO CM and Liquidity Agent (as amended, the “Receivables Financing Agreement”). The effective date of the Fifth Amendment is October 14, 2010. The Fifth Amendment (i) extends the expiration date of the Receivables Financing Agreement to April 30, 2014, (ii) reduces the minimum monthly total payment to $750,000, (iii) accelerates the Company’s guarantee credit enhancement of $8,700,000, which was paid upon execution of the Fifth Amendment, (iv) eliminates the Company’s guarantee of repayment of the loans outstanding by Palisades XVI, and (v) revises the definition of “Borrowing Base Deficit” to mean the excess, if any, of 105% of the loans outstanding over the borrowing base.

In connection with the Fifth Amendment, on October 29, 2010, we entered into the Omnibus Termination Agreement (the “Termination Agreement”) with Palisades XVI, BMO CM, and each Guarantor set forth therein (including Asta Group, Incorporated , which is owned by Arthur Stern). The Termination Agreement provides that, upon payment of $8,700,000 to the Lender and execution of the Fifth Amendment, each of the following agreements, which guaranteed repayment of the outstanding loans under the Receivables Financing Agreement, was terminated: (i) the Subordinated Limited Recourse Guaranty Agreement, dated February 20, 2009, among us, our subsidiaries, and BMO CM, (ii) the Subordinated Guarantor Security Agreement, dated February 20, 2009, among us, our subsidiaries and BMO CM, (iii) the Limited Recourse Guaranty Agreement, dated as of February 20, 2009, among us, our subsidiaries and BMO CM, and (iv) the Intercreditor Agreement, dated as of February 20, 2009, between us and BMO CM. The Termination Agreement was effective as of October 14, 2010.

On December 14, 2009, we, and our subsidiaries other than Palisades XVI, entered into a new revolving credit agreement with Bank Leumi, which permits maximum principal advances of up to $6 million. The term of the agreement is through December 31, 2010. The interest rate is a floating rate equal to the Bank Leumi Reference Rate plus 2%, with a floor of 4.5%. The current rate is 4.5%. The loan is secured by collateral consisting of all of the assets of the Company except those of Palisades XVI. In addition, other collateral for the loan consists of a pledge by GMS Family Investors, LLC, an entity owned by members of the Stern family. On December 14, 2009 approximately $3.6 million of the Bank Leumi credit line was drawn and used to pay off in full the remaining balance on the credit facility the Company formerly had with a consortium of banks with IDB as agent.

STOCKHOLDER PROPOSALS

If a stockholder desires to submit a proposal to fellow stockholders at our annual meeting to be held in 2012 and wishes to have it set forth in the corresponding proxy statement and identified in the corresponding proxy form prepared by management, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, such stockholder must notify us of such proposal in a writing received at our executive offices no later than August 19, 2011.

Additionally, if requested timely and properly, a stockholder may submit a proposal for consideration at the 2012 Annual Meeting of Stockholders, but not for inclusion in our Proxy Statement and proxy for the 2012 Annual Meeting of Stockholders. In order for proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c)(1) under the Exchange Act, such proposals must be received by us at our executive offices not later than November 1, 2011.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call us to request a separate copy of these materials from: Asta Funding, Inc., 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. We will promptly deliver a copy of the requested materials.

Similarly, stockholders sharing an address with another stockholder who have received multiple copies of our proxy materials may write to or call the above address and phone number to request delivery of a single copy of these materials.

OTHER MATTERS

The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of the Annual Meeting, to be presented at the Meeting for action by the stockholders. However, if any other matters are properly brought before the Meeting or any adjournments thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the person acting under the proxies.

We will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K, for the fiscal year ended September 30, 2010 (as filed with the SEC), including the financial statements thereto. All such requests should be directed to the Secretary of Asta Funding, Inc., 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

By Order of the Board of Directors

Robert J. Michel,
Chief Financial Officer and Secretary

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2010 ACCOMPANIES THIS PROXY STATEMENT. THIS REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

PROXY
ASTA FUNDING, INC.
THIS
PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JANUARY 19, 2011
     The undersigned hereby appoints Gary Stern and Robert J. Michel, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the Asta Funding, Inc. (the “Company”) Annual Meeting of Stockholders to be held on January 19, 2011 and at any adjournments or postponements thereof (the “Meeting”), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE BOARD’S NOMINEES FOR DIRECTOR.
(Continued and to be signed on the reverse side)
ANNUAL MEETING OF STOCKHOLDERS OF ASTA FUNDING, INC.
January 19, 2011
PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ASTA FUNDING, INC.
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on January 19, 2011. This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including financial statements, are available on the internet at http://www.proxydocs.com/asfi. Under rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the internet.
     Please detach along perforated line and mail in the envelope provided. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS ONE AND TWO. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
     1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	☐ Gary Stern
☐ Arthur Stern
☐	WITHHOLD AUTHORITY	☐ Herman Badillo
	FOR ALL NOMINEES	☐ David Slackman
☐ Edward Celano
☐	FOR ALL EXCEPT	☐ Harvey Leibowitz
	(See instructions below)	☐ Louis A. Piccolo

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐
     2.  Ratification of Grant Thornton LLP as Independent Registered Public Accounting Firm
     For ☐      Against ☐      Abstain ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting. The Board of Directors is not aware of any such other matters.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE, OR IF ANY ONE OR MORE OF THE NOMINEES BECOMES UNAVAILABLE, FOR ANOTHER NOMINEE OR OTHER NOMINEES TO BE SELECTED BY THE BOARD OF DIRECTORS AND FOR GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Please sign this proxy and return it promptly whether or not you expect to attend this Meeting. You may nevertheless vote in person if you attend.

Signature of Stockholder	Date:

Signature of Stockholder	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.